EXHIBIT 10.20

                                August 30, 1993

Irvin D. Smith, Ph.D.
Biogen, Inc.
14 Cambridge Center
Cambridge, MA 02142

Dear Irv:

     I am very please to confirm your appointment to the position of Vice President, QA/QC and Drug Development, effective August 1, 1993. You will become a member of the Operating Team and report to me. As we both have agreed, this appointment will be for a two-year period.

     Your annual base salary is $225,000. At year-end 1993, and for each year thereafter, you will be eligible to receive a cash bonus based on the attainment of your performance objectives and against a target of 30% of your base salary. Your salary will be reviewed at year-end 1994.

     I will propose to the Compensation and Management Resources Committee at our September meeting that you be granted an option to purchase up to 25,000 shares of Biogen Common Stock, with a two-year, straight line vesting schedule. Furthermore, you will have special rights to exercise the option beyond your termination date of employment, consistent with the terms of the stock option grant made to you on your previous appointment to Bioferon which are specified in my letter to you dated April 1, 1991.

     You will refrain from engaging in any activity that might raise an issue regarding your adherence to any remaining contractual obligations you may have to your previous employer. If you have any questions regarding possible conflicts, you will consult promptly with the Legal Department.

     Irv, I look forward to your contributions as a key member of our senior management team over these next several years.

                                Sincerely,


                                James L. Vincent
                                Chairman & Chief Executive Officer

cook.employee.smith.ltr